SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                         ________________________


                               SCHEDULE 13G


          INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (Amendment No. 3)


                      People's Choice TV Corp.
_________________________________________________________________
                             (Name of Issuer)



                          Common Stock
_________________________________________________________________
                      (Title of Class of Securities)



                          710847104
_________________________________________________________________
                              (CUSIP Number)















                     ________________________________

CUSIP No. 710847104                                       Page 2 of 4 Pages
_________________________________________________________________
1)   Name of Reporting Person                BCI Growth III, L.P.
     S.S. or I.R.S. Identification
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [   ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                    Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    971,974 shares of
Shares Beneficially           Power          Common Stock
Owned by Each
Reporting Person
With:
                         ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-  971,974 shares of
                              tive Power     Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           971,974 shares of
     Owned by Each Reporting Person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                             7.5%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                    PN

CUSIP No. 710847104                                       Page 3 of 4 Pages
                      Amendment No. 3 to Schedule 13G
                      _______________________________

          Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 18, 1994, Amendment No. 1 thereto filed on January 22, 1996 and Amendment No. 2 thereto filed on February 11, 1997 (as so amended, the "Schedule 13G"). Terms used in the Schedule 13G are used herein as so defined.

          The Schedule 13G is hereby amended as follows:

Item 4    -    Ownership.

               (a)  Amount Beneficially Owned:

                    971,974 shares of Common Stock

               (b)  Percent of Class:

                    7.5%

               (c)  Number of shares as to which such person has:

                    (i)       sole power to vote or to direct the vote:

                              971,974 shares of Common Stock

                    (ii)      shared power to vote or to direct the vote:

                              -0-

                    (iii) sole power to dispose or to direct the dispo-sition of:

                              971,974 shares of Common Stock

                    (iv) shared power to dispose or to direct the disposition of:

                              -0-

CUSIP No. 710847104                                       Page 4 of 4 Pages
Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              BCI GROWTH III, L.P.

                              By  Teaneck Associates, L.P.,
                                  General Partner



                              By /s/ Ted Horton
                                _________________________________
                                   General Partner


Date: February 9, 1998